NEWS RELEASE

FOR IMMEDIATE RELEASE

Sandy Spring Bancorp Inc. Redeems All Remaining Preferred Stock Issued
under the U.S. Treasury’s Capital Purchase Program

OLNEY, Maryland (December 15, 2010) – Sandy Spring Bancorp, Inc. (the “Company”) (Nasdaq: SASR), parent company of Sandy Spring Bank, today announced that it has redeemed all remaining shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Preferred Stock”), it sold to the U.S. Department of the Treasury on December 5, 2008 as part of the Capital Purchase Program established by the Treasury under the Emergency Economic Stabilization Act of 2008.  The Company paid $41,720,112.50 to the Treasury to redeem the Preferred Stock, consisting of $41,547,000 of principal and $173,112.50 of accrued and unpaid dividends on December 15, 2010.  The Company previously redeemed half of Treasury’s investment on July 21, 2010.

“Today’s payment ends our participation in the Treasury’s Capital Purchase Program,” said Daniel J. Schrider, President and Chief Executive Officer. “Our decision to exit the program at this time reflects the Company’s strong capital position. Sandy Spring Bank remains well positioned to meet the needs of our customers.”

The preferred stock that the Company repurchased for $41,547,000 had a current carrying value of $40,379,124 (net of $1,167,876 unaccreted discount) on the Company’s consolidated balance sheet. As a result of the repurchase, the Company will accelerate the accretion of the $1,167,876 discount and record a total reduction in shareholders’ equity of $41,547,000.  The accelerated accretion of the discount will be treated in a manner consistent with that for preferred dividends in reporting net income available to common shareholders in the Company’s results of operations for the fourth quarter of 2010.  The $165,050 accelerated deemed dividend will be combined with the previously paid cash dividend of $519,337.50 resulting in a total deemed dividend of $684,387.50 during the fourth quarter of 2010.

In conjunction with the Company’s participation in the Capital Purchase Program, the Treasury also received a warrant to purchase up to 651,547 shares of the Company’s common stock at an exercise price of $19.13 per share. The Company intends to seek agreement with the Treasury to repurchase the warrant at its fair market value. However, there can be no assurance that the Company will reach agreement with the Treasury as to a fair market value of the warrant, or that the Company will repurchase the warrant.

About Sandy Spring Bancorp/Sandy Spring Bank

With $3.6 billion in assets, Sandy Spring Bancorp is the holding company for Sandy Spring Bank and its principal subsidiaries, Sandy Spring Insurance Corporation, The Equipment Leasing Company and West Financial Services, Inc.  Sandy Spring Bancorp is the largest publicly traded banking company headquartered and operating in Maryland. Sandy Spring is a community banking organization that focuses its lending and other services on businesses and consumers in the local market area. Independent and community-oriented, Sandy Spring Bank was founded in 1868 and offers a broad range of commercial banking, retail banking and trust services through 43 community offices in Anne Arundel, Carroll, Frederick, Howard, Montgomery, and Prince George’s counties in Maryland, and Fairfax and Loudoun counties in Virginia. Through its subsidiaries, Sandy Spring Bank also offers a comprehensive menu of leasing, insurance and investment management services. Visit www.sandyspringbank.com to locate an ATM near you or for more information about Sandy Spring Bank.

For additional information or questions, please contact:

Daniel J. Schrider, President & Chief Executive Officer, or
Philip J. Mantua, Executive V.P. & Chief Financial Officer
Sandy Spring Bancorp
17801 Georgia Avenue
Olney, Maryland 20832
1-800-399-5919
E-mail: DSchrider@sandyspringbank.com
PMantua@sandyspringbank.com
Web site:  www.sandyspringbank.com